UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of report (Date of earliest event reported):    July 3, 2012

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2012, Charles W. Stankiewicz was promoted to the position of Chief Operating Officer of ZBB Energy Corporation (the “Company”).  In connection with this promotion, Mr. Stankiewicz’s annual salary was increased to $240,000 and he received an option award covering 100,000 shares of the Company’s common stock.

Mr. Stankiewicz, age 53, joined the Company in November 2011 as Executive Vice President – Operations.  In connection with this appointment, Mr. Stankiewicz was appointed to the Company’s Board of Directors as a Class II director with a term expiring at the Company’s 2012 annual shareholders meeting.  Prior to joining the Company, Mr. Stankiewicz held a number of executive level positions at American Superconductor Corporation, including from June 2007 through August 2011, Executive Vice President of AMSC Power Systems, a division of American Superconductor Corp., based in Wisconsin with operations in Europe and China.  During his tenure at American Superconductor, he grew the Power Systems group from virtually no revenue to several hundred million in revenues.  Prior to joining AMSC Power Systems in 1998, Mr. Stankiewicz worked in a variety of technical and business management positions at Westinghouse Electric Corporation and Asea Brown Boveri (ABB) where he served as the Vice President of Power Development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: July 3, 2012	By: /s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO